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                                                                    Exhibit 8.1

               [LETTERHEAD OF CLIFFORD CHANCE ROGERS & WELLS LLP]

May 10, 2000

New York Mercantile Exchange
One North End Avenue
World Financial Center
New York, New York 10282

Ladies and Gentlemen:


         We have acted as counsel to you in connection with the transactions described in the proxy statement and prospectus ("Proxy Statement and Prospectus") which forms a part of the registration statement (the "Registration Statement") filed by NYMEX Holdings, Inc. ("Holdings") first filed with the Securities and Exchange Commission on February 14, 2000. Subject to a favorable vote of your membership, the New York Mercantile Exchange ("NYMEX") will merge with and into New York Mercantile Exchange, Inc. ("NYMEX Exchange"), thereby effecting a change in form from a New York not-for-profit corporation to a Delaware for-profit corporation. NYMEX Merger Sub, Inc. then will merge with and into NYMEX Exchange causing NYMEX Exchange to become a subsidiary of Holdings. In the first merger (the "Conversion"), current NYMEX members will exchange their memberships and trading privileges for NYMEX Exchange Class A and Class B membership interests. In the second merger (the "Holdings Reorganization"), NYMEX Exchange members will exchange their Class B memberships for Holdings stock but retain their Class A membership interests, which represent privileges to trade on NYMEX Exchange. This opinion is issued with respect to all material federal income tax consequences and matters of the two mergers. Reference to this opinion is made in the Proxy Statement and Prospectus of Holdings dated the date hereof which forms a part of the Registration Statement to which this opinion is filed as an exhibit. All capitalized terms not otherwise defined herein have the respective meanings assigned them in the Registration Statement. We filed a ruling request (the "Ruling Request") on behalf of NYMEX with the Internal Revenue Service on January 31, 2000.



         Our opinions are based on the factual statements made in the Registration Statement, the Ruling Request, and the representation letter of NYMEX to us dated April 28, 2000 (the "Representation Letter") and assume the continuing accuracy of such facts. We have examined the Ruling Request and all exhibits thereto, the Registration Statement, the merger agreements and related documents for the first merger and the second merger, the Form of Certificate of Incorporation and Bylaws of NYMEX Exchange and Holdings and such other documents and information as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the


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Clifford Chance Rogers & Wells LLP                                        Page 2
May 10, 2000


authenticity of all documents submitted to us as certified or photocopies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the description in the Registration Statement.

         In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions herein.

         There is no direct legal authority applying the tax-free reorganization rules of subchapter C of the Code to a mutual organization having the organizational structure of NYMEX. The characterization of NYMEX memberships for tax purposes and the tax consequences of an exchange of such membership interests for NYMEX Exchange Class A and Class B membership interests has not been previously addressed by the IRS or any court. Accordingly, unless and until the rulings requested in the Ruling Request are issued, the tax consequences of the first merger and second merger are not entirely certain.

         Based on the foregoing facts we are of the opinion that the material federal income tax consequences and matters of the mergers are as follows:

         1. Although not entirely free from doubt, memberships in NYMEX are stock of NYMEX and the Class B membership in NYMEX Exchange should be treated as stock for purposes of the provisions of subchapter C of the Code. This is not entirely free from doubt because memberships in NYMEX have characteristics common to stock (such as voting and liquidation rights) but also have substantial non-stock rights and attributes (such as trading privileges and participation in the Members Retention and Retirement Plan).


         2. Although not entirely free from doubt, the exchange of memberships pursuant to the first merger should satisfy the continuity of interest requirement for a tax-free reorganization under Section 368 of the Code. There is some uncertainty regarding continuity of interest because immediately following the first merger, the members will exchange the Class B membership interests (which represent the requisite continuity) for Holdings shares, in a transaction which may not qualify as a reorganization. There is an absence of direct authority on the maintenance of continuity of interest in this transaction.


         3. Although not entirely free from doubt, the first merger and the second merger should be treated as separate transactions and should not disqualify the first merger from satisfying the requirements of a reorganization under Section 368(a)(1)(F) of the Code and should not disqualify the second merger from satisfying the requirements for a tax-free

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Clifford Chance Rogers & Wells LLP                                        Page 3
May 10, 2000


exchange under Section 351 of the Code. This opinion is not entirely free from doubt because the common law step transaction principle might apply to disqualify the first merger from qualifying as a reorganization under Section 368(a)(1)(F) of the Code, and could result in the transfer of the Class B membership interests not being treated as made by the members, which would disqualify the second merger under Section 351.


          4. Based upon the conclusions stated in clauses (1), (2) and (3) above, we are of the opinion that: (i) the first merger should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code; (ii) the exchange of Class B membership interests pursuant to the second merger should qualify as a tax-free exchange under Section 351 of the Code; (iii) NYMEX should not recognize any gain or loss as a result of the merger; (iv) although not entirely free from doubt, NYMEX members should not recognize gain or loss (and no amount should be included in their income); (v) the aggregate adjusted tax bases of the Holdings stock and Class A memberships in the hands of each member should be the same as the adjusted tax basis of the member's interest in NYMEX immediately prior to the first merger, increased by the amount of gain, if any, recognized by each member and (vi) the holding period of the Holdings stock should in each instance include the holding period of the membership in NYMEX. The conclusion in clause (iv) is not free from doubt because the NYMEX members will receive in the first merger the Class A membership interests, which might be classified as taxable property. Although there is legal precedent supporting our opinion, it might not extend to a membership organization such as NYMEX.



         5. The discussion in the Proxy Statement and Prospectus under the captions "Questions and Answers About the Demutualization" (Question 17), "Risk Factors," "The Demutualization-Tax Treatment" and "Federal Income Tax Consequences of the Demutualization" is a fair and accurate summary of the material federal income tax consequences to NYMEX and its members of the demutualization, subject to the qualifications set forth therein.



         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts. We understand that it is a condition to consummation of the mergers that NYMEX receive favorable rulings from the Internal Revenue Service pursuant to the Ruling Request. These rulings would confirm our first three opinions and parts (iii)-(vi) of our fourth opinion. There is no assurance that NYMEX will receive the requested rulings.


         We cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws as they might relate to this opinion.

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Clifford Chance Rogers & Wells LLP                                        Page 4
May 10, 2000

         No opinion is expressed as to any transaction other than first merger and the second merger, as described in the Merger Agreements. Moreover, we have assumed that all the transactions described in the Merger Agreements have been or will be consummated in accordance with the terms of the Registration Statement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. Any change after the date hereof in the facts and circumstances surrounding the first merger or the second merger, or any inaccuracy in the representations, warranties, statements and assumptions upon which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         Except as set forth above, we express no opinion to any party as to any consequences of the demutualization, any transactions related thereto or any issue relating to NYMEX or any investment therein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law. We hereby consent to your filing this opinion as an exhibit to the Registration Statement of which the Proxy Statement and Prospectus forms a part and to the reference therein to our firm under the captions "Federal Income Tax Consequences of the Demutualization," and "Legal Matters."


Very truly yours,

Clifford Chance
Rogers & Wells LLP